EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: December 12, 2006
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC COMMENCES CONSENT SOLICITATION FOR 6 1/4% NOTES DUE 2009

          EL SEGUNDO, Calif., Dec. 12 - Computer Sciences Corporation (NYSE: CSC) announced today that it is soliciting consents from the holders of record, as of Dec. 11, 2006, of the $200 million aggregate outstanding principal amount of its 6 1/4% Notes due 2009. CSC is requesting a one-time waiver to be effective through March 9, 2007, of any default or event of default that has arisen or may arise by virtue of CSC's failure to file with the Securities and Exchange Commission and furnish to the Trustee, Citibank, N.A., and holders of the Notes, certain reports required to be so filed and furnished by CSC pursuant to the terms of the indenture governing the Notes. The extension until March 9, 2007, is consistent with the cure period for the analogous reporting requirements under the indentures governing CSC's three other outstanding series of notes and similar to the cure period granted in the waiver of default granted by CSC's lenders under its $1 billion credit agreement, as amended. Holders of the Notes are referred to CSC's Consent Solicitation Statement dated Dec. 12, 2006, and the related Letter of Consent for the detailed terms and conditions of the consent solicitation.

          As previously announced, CSC has not yet filed with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended Sept. 29, 2006. On Dec. 8, 2006, CSC received a notice of default from the Trustee alleging a default under the indenture governing the Notes arising from CSC's failure to timely file such Quarterly Report. However, as of the date of the Consent Solicitation Statement, CSC has not received any notice of default from holders of 25% or more of the aggregate principal amount of the outstanding Notes.

CSC is offering an initial consent fee of a $1.25 in cash for each $1,000 in principal amount of the Notes to all holders of record on Dec. 11, 2006, who properly execute and deliver

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a Letter of Consent, that is not thereafter revoked, on or prior to Dec. 21, 2006. If CSC has not filed its Quarterly Report with the SEC on or before 5:30 p.m., New York City time, on Jan. 5, 2007 (30 days after CSC received the notice of default described above), CSC will pay to each consenting holder an additional $1.25 in cash for each $1,000 in principal amount of Notes.

          The proposed waiver shall become effective promptly following the receipt of valid and unrevoked consents from holders representing a majority of the outstanding aggregate principal amount of the Notes.

          The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, Dec. 21, 2006, unless otherwise extended by CSC. Holders may submit their Letters of Consent to the Tabulation Agent at any time on or prior to the expiration date. Holders may revoke their consents prior to the effectiveness of the Proposed Waiver as described in the Consent Solicitation Statement.

          CSC has retained Global Bondholder Services Corporation to serve as its Tabulation Agent for the consent solicitation. Requests for documents should be directed to Global Bondholder Services at (866) 470-3800 or (212) 430-3774. CSC has also retained Merrill Lynch & Co. as Solicitation Agent for the consent solicitation. Questions regarding the terms of the consent solicitation should be directed to the Solicitation Agent at (888) 654-8637 or (212) 449-4914 (collect).

          This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Consent Solicitation is being made solely pursuant to CSC's Consent Solicitation Statement dated Dec. 12, 2006, and the related Letter of Consent. Notwithstanding CSC's intention to seek waivers, no assurance can be given that an event of default under the indenture will not occur in the future.

About Computer Sciences Corporation

          Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

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          With approximately 78,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended Sept. 29, 2006. For more information, visit the company's Web site at www.csc.com.

          All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent CSC's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside CSC's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Risk Factors" in CSC's Form 10-K for the fiscal year ended March 31, 2006. CSC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.